Exhibit 99.1

Syndax Appoints Richard P. Shea as Chief Financial Officer

WALTHAM, Mass., Feb. 9, 2017 (GLOBE NEWSWIRE) – Syndax Pharmaceuticals, Inc. (“Syndax,” the “Company” or “we”) (Nasdaq:SNDX), a clinical stage biopharmaceutical company focused on developing entinostat and SNDX-6352 in multiple cancer indications, today announced that Richard P. Shea is stepping down from his position on the Syndax Board of Directors and is joining the Company as Chief Financial Officer, effective February 13, 2017. Mr. Shea has more than 30 years of experience in a range of financial and advisory roles in the biotechnology industry, most recently serving as Senior Vice President and Chief Financial Officer of Momenta Pharmaceuticals, Inc. as well as the chair of the Audit Committee of Syndax’s Board of Directors.

“I am very pleased to welcome Rick to the Syndax executive team at this pivotal time as we advance entinostat and SNDX-6352 in multiple clinical studies. Rick has years of valuable experience building successful public companies and providing strong financial leadership. As a Board member, he has been an active contributor to our growth and he will be instrumental on our leadership team as we build Syndax and work to achieve our vision of advancing effective and safe medicines that address the unmet medical needs of cancer patients,” said Briggs W. Morrison, M.D., Chief Executive Officer of Syndax.

Before being named Senior Vice President and Chief Financial Officer of Momenta in July 2007, Mr. Shea served as its Vice President and Chief Financial Officer since October 2003. Prior to joining Momenta, he served as Chief Operating Officer and Chief Financial Officer of Variagenics Inc., a publicly traded pharmacogenomics company, that was merged with Hyseq Pharmaceuticals Inc., and as Vice President, Finance of Genetics Institute, Inc., a publicly traded biotechnology company, which was acquired by Wyeth Pharmaceuticals, Inc., which was then acquired by Pfizer, Inc. Mr. Shea received an A.B. from Princeton University and an M.B.A. from the Public Management Program at Boston University.

“I look forward to joining Syndax as a member of its executive team at this exciting time and helping the team deliver on its vision for the future,” said Mr. Shea. “In my new operational role with the Company, I am eager to contribute to our mission of realizing a future in which cancer patients live longer and better lives than previously possible.”

Allan L. Shaw, Chief Financial Officer, is leaving the Company to pursue other opportunities and his resignation is effective February 13, 2017. He will work closely with Rick to ensure an orderly transition of finance activities through the end of February.

“I want to sincerely thank Allan for his contributions as a key member of Syndax’s leadership team. Allan helped lead the Company from our initial public offering through the acquisition of our second proprietary asset as we continue to build out our pipeline. We are grateful for his work with Syndax,” said Briggs W. Morrison, M.D., Chief Executive Officer of Syndax.

Upon the effective date of his appointment as the Company’s Chief Financial Officer, Mr. Shea will resign from his positions as a member of Syndax’s Board of Directors and as Chair of the Audit Committee of the Board of Directors. The Company’s Board of Directors has elected Pierre Legault as the Chair of the Audit Committee to replace Mr. Shea.

About Syndax Pharmaceuticals, Inc.

Syndax is a clinical stage biopharmaceutical company focused on developing an innovative pipeline of combination therapies in multiple cancer indications. Our lead product candidate, entinostat, which was granted Breakthrough Therapy designation by the FDA following positive results from our Phase 2b clinical trial, ENCORE 301, is currently being evaluated in a Phase 3 clinical trial for advanced hormone receptor positive, human epidermal growth factor receptor 2 negative breast cancer. Syndax is developing entinostat, which has direct effects on both cancer cells and immune regulatory cells, and SNDX-6352, an anti-CSF-1R monoclonal antibody, to enhance the body’s immune response on tumors that have shown sensitivity to immunotherapy. Entinostat is being evaluated as a combination therapeutic in Phase 1b/2 clinical trials with Merck & Co., Inc. for non-small cell lung cancer and melanoma; with Genentech, Inc. for TNBC; and with Pfizer Inc. and Merck KGaA, Darmstadt, Germany, for ovarian cancer. SNDX-6352 is being evaluated in a single ascending dose Phase 1 clinical trial and is expected to be developed to treat a variety of cancers. For more information on Syndax, please visit www.syndax.com.

Syndax’s Cautionary Note on Forward-Looking Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials and the reporting of clinical data for Syndax’s product candidates, and the potential use of SNDX-6352 to treat various cancer indications. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Syndax’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Syndax’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor Contact

Heather Savelle

Argot Partners

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Tel 646.395.3734

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Argot Partners

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